Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Midland States Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other	550,000(1)	$24.19(2)	$13,304,500	0.0001476	$1,963.75
Equity	Common Stock, $0.01 par value	Other	100,000(3)	$21.77(4)	$2,177,100	0.0001476	$321.34
Total Offering Amounts					$15,481,600		$2,285.09
Total Fee Offsets							—
Net Fee Due							$2,285.09

(1)	Represents the increase to the number of shares available for issuance under the Amended and Restated Midland States Bancorp, Inc. 2019 Long-Term Incentive Plan.
(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock, $0.01 par value, as reported by the Nasdaq Stock Market LLC, on March 26, 2024.
(3)	Represents the increase to the number of shares available for issuance under the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.
(4)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 90% of the average of the high and low prices of the registrant’s Common Stock, $0.01 par value, as reported by the Nasdaq Stock Market LLC, on March 26, 2024. The purchase price of shares of Common Stock, $0.01 par value, under the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan is 90% of the stock’s fair market value as of the first day of each quarterly offering period.